Exhibit 10(a)

TO: [Executive Name]

[Notification Date]

NOTICE OF FY10

TARGET INCENTIVE BONUS AWARD

On [HRCC Approval Date], the Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) granted you a Target Incentive Bonus Award (“Award”) in the target amount of $[Target Award] (“Target Amount”). Your Award is subject to the following terms and conditions:

1. Your payout under this Award will be based upon the Company’s actual operating cash flow less capital expenditures (free cash flow) expressed as a percent of the Company’s sales (“FCF Margin”) for fiscal year [Fiscal Year] (“Performance Period”). Discretionary pension contributions by the Company are not included in the calculation of the FCF Margin. You will receive a payout equal to 100% of your Target Amount if the Company achieves an FCF Margin of 6.5% for the Performance Period. If the Company’s FCF Margin is above or below 6.5% for the Performance Period, your payout will be a percentage of the Target Amount or the interpolated percentage between percentages in the table below. The minimum threshold for any payout under the Award is 4% FCF Margin during the Performance Period and the maximum is 9% FCF Margin.

FY[ ] FCF Margin:	< 4.00%	4.00%	4.83%	5.67%	6.50%	7.13%	7.75%	8.38%	> 9.00%
Payout %:	0%	25%	50%	75%	100%	125%	150%	175%	200%

2. The payout earned under the Award will be paid to you in installments in March, June and August of [Fiscal Year].

3. If you voluntarily terminate your employment (except retirement), or your employment is terminated for cause, you will forfeit your Award. If your employment is terminated for any other reason, such as death, disability or retirement, during the Performance Period or you otherwise have not served in an eligible position during the full Performance Period, you will be entitled to receive a prorated payout based on the number of full months served during the Performance Period.

4. Your payout will be paid in cash, or you may elect to receive the Payout in the form of a credit to your Executive Deferral Plan (“EDP”) account in accordance with the terms of the EDP and rules established by the Committee or the Company, as the case may be, by filing a timely election under the EDP.

5. Your payout will be made following certification of the calculation of the FCF Margin by the Committee at the end of the Performance Period. The Committee may reduce your payout in its sole discretion.

Please acknowledge receipt of the Award, and indicate your agreement with the terms hereof, by signing and returning a copy to me as soon as possible.

Sincerely yours,

Thomas A. Piraino, Jr. Vice President, General Counsel and Secretary

Receipt Acknowledged and Agreed:

Date:
[Executive Name]

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